 EX-99.4.e.

Retirement Protection Account Rider

This contract feature provides a protected account with fewer Investment Options that can be used for guaranteed lifetime withdrawals (called Lifetime Income Payments), and a guaranteed death benefit.  We base Lifetime Income Payments and the Retirement Protection Account Fee on the Benefit Base.

This rider forms a part of the contract to which it is attached and is effective on the Issue Date shown on the Contract Schedule.  In the case of a conflict with any provision in the contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the contract or are added in this rider.  This rider terminates as indicated under the Termination of this rider provision.

Definitions

Benefit Anniversary
A twelve-month anniversary of the Benefit Election Date or any subsequent twelve-month Benefit Anniversary.

Benefit Election Date
The date we first establish the initial annual maximum Lifetime Income Payment.

Benefit Year
A period of 12 months.  The first Benefit Year begins on the Benefit Election Date. Subsequent Benefit Years begin on the Benefit Anniversaries.

Covered Person
The person(s) on whose life (lives) we base Lifetime Income Payments.  We determine the Covered Person(s) on the Rider Effective Date as follows.

For single Lifetime Income Payments.
•	If the contract is solely owned, the Covered Person is the Owner.
•	If the contract is owned by a non-individual, the Covered Person is the Annuitant.
•	If the contract is jointly owned, you may be able to choose which Joint Owner is the Covered Person.

For joint Lifetime Income Payments, the Covered Persons must be spouses.

For joint Lifetime Income Payments under contracts that are not qualified under the tax code.
•	If the contract is jointly owned, the Joint Owners are the Covered Persons; or
•	If the contract is solely owned, one Covered Person must be the sole Owner and Annuitant and the other Covered Person must be the sole primary Beneficiary.

For joint Lifetime Income Payments under contracts that are qualified under the tax code.
•	If the contract is solely owned, one Covered Person must be the sole Owner and Annuitant and the other Covered Person must be the sole primary Beneficiary; or
•	If the contract is owned by a qualified plan or a custodian, then one Covered Person must be the Annuitant and the other Covered Person must be the sole contingent Beneficiary.

If a person is no longer an Owner, Joint Owner, Annuitant, or Beneficiary as required above, that person no longer qualifies as a Covered Person and we remove him or her as such from this rider.

Spouses must qualify as such under federal law until this rider terminates.  If at any time before this rider terminates you are no longer spouses you must send us written notice, and we will remove one Covered Person from this rider and from the contract as an Owner, Joint Owner, or Annuitant.

After the Issue Date, you cannot add or replace a Covered Person.  You can remove a Covered Person if you initially selected joint Lifetime Income Payments.  You can only make this change once.

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Definitions continued from the previous page

Covered Person (continued)
Before the Benefit Election Date, you can remove a joint Covered Person on any Contract Anniversary by providing an Authorized Request within 30 days before a Contract Anniversary.  After the Benefit Election Date, you can remove a joint Covered Person on any Benefit Anniversary by providing an Authorized Request within 30 days before a Benefit Anniversary.  Your request is effective on the Contract Anniversary, or the Benefit Anniversary, if applicable.  If the Contract Anniversary or Benefit Anniversary does not occur on a Business Day, your request is effective on the next Business Day.

If you remove a joint Covered Person from the contract, we change the Retirement Protection Account Fee for joint Lifetime Income Payments to the Retirement Protection Account Fee for single Lifetime Income Payments that is in effect at the time your request is effective.  We guarantee that if we increase the Retirement Protection Account Fee, it will not exceed the Maximum Retirement Protection Account Fee shown on the Contract Schedule.

Current Treasury Rate
The Current Treasury Rate is calculated by reference to the Ten-year U.S. Constant Maturity Treasury rate from the end of the last Business Day of the previous week if we receive your Authorized Request for Lifetime Income Payments during the current week by 4 p.m. Eastern Time on the last Business Day.  If we receive your Authorized Request after 4 p.m. Eastern Time on the last Business Day of the current week, we process your request using the treasury rate for the next week.

If the publication of the Ten-year U.S. Constant Maturity Treasury rate is discontinued, or if the calculation of the rate is changed substantially, we will seek regulatory approval to substitute a comparable rate.  When we receive approval, we will send you, and any assignee of record, notice of the substitution at your last known addresses.

Excess Withdrawal
An Excess Withdrawal is the amount of a Withdrawal taken on or after the Benefit Election Date that, when added to other Withdrawals taken from the Retirement Protection Account during the Benefit Year and the annual actual Lifetime Income Payment, is greater than the annual maximum Lifetime Income Payment. We treat any portion of a Withdrawal you take while you are receiving Lifetime Income Payments that is not an Excess Withdrawal as a Lifetime Income Payment.

If, at the end of the Business Day before your Withdrawal request or at the end of the Business Day that we process your Withdrawal request, the Contract Value is or would be less than the Minimum Required Value, we send you the total remaining Contract Value, Lifetime Income Payments stop, and this rider and the contract terminate on the Business Day you took the Withdrawal.

Income Phase
The period of time beginning on the Benefit Election Date during which we make Lifetime Income Payments.

Lifetime Income Payment
The payment we make to you under this rider.

Payment Date
The date you select on which Lifetime Income Payments begin.

Quarterly Anniversary Value
A value we use in determining the Benefit Base and the Quarterly Value Death Benefit under this rider.

Quarterly Value Death Benefit
The death benefit provided by this rider.

Retirement Protection Account
The account available to you under this rider.

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Definitions continued from the previous page

Retirement Protection Account Accumulation Phase
The Retirement Protection Account Accumulation Phase generally begins on the Business Day you make an allocation to the Retirement Protection Account. However, if you immediately begin Lifetime Income Payments, the Retirement Protection Account will not have a Retirement Protection Account Accumulation Phase. The Retirement Protection Account Accumulation Phase ends on the earliest of the Benefit Election Date that you request Lifetime Income Payments, or when this rider terminates as stated in the Termination of this rider provision.

Retirement Protection Account Value
The sum of the values in the selected Retirement Protection Account Investment Options.

Purchase Payments

Additional Purchase Payments
We only accept Additional Purchase Payments to the contract after the Issue Date and before the earliest of:
•	the older Owner’s Latest Contribution Birthday shown on the Contract Schedule;
•	the older Covered Person’s Latest Contribution Birthday shown on the Contract Schedule; or
•	the Benefit Election Date.

Account Values

Number of Accumulation Units
Deduction of the Retirement Protection Account Fee will decrease the number of Accumulation Units.

Transfers

We no longer allow Transfers into the Retirement Protection Account from another Account, and you can only Transfer out the total Retirement Protection Account Value, on and after the earliest of:
•	the older Owner’s Latest Contribution Birthday shown on the Contract Schedule;
•	the older Covered Person’s Latest Contribution Birthday shown on the Contract Schedule; or
•	the Benefit Election Date.

The maximum transfer amount you can request from the Retirement Protection Account is equal to the Retirement Protection Account Value minus the total accumulated Retirement Protection Account Fee calculated as of the end of the Business Day we process the Transfer.

Contract Charges

Retirement Protection Account Fee
The Retirement Protection Account Fee is shown on the Contract Schedule.

The Retirement Protection Account Fee is a fee that is assessed against the Benefit Base as an annualized rate that we accrue each day during this Account’s Accumulation and Income Phases.  If any day that we are to accrue this fee is not a Business Day, we use the Benefit Base at the end of the prior Business Day.  While the Retirement Protection Account Value is greater than zero, we deduct the Retirement Protection Account Fee for each quarter at the end of the last Business Day before each Quarterly Anniversary.  We deduct the Retirement Protection Account Fee from the Retirement Protection Account Value determined at the end of the last Business Day before each Quarterly Anniversary, before we use that value to compute the Quarterly Anniversary Value or the Benefit Base.

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Contract Charges continued from the previous page

Retirement Protection Account Fee (continued)
When we deduct the Retirement Protection Account Fee, we deduct it proportionately from the Retirement Protection Account Investment Options.  The deduction of the Retirement Protection Account Fee reduces the Retirement Protection Account Value by the dollar amount deducted, but is not treated as a Withdrawal when calculating the Quarterly Anniversary Value or the Benefit Base.

If you allocate any of the Initial Purchase Payment to the Retirement Protection Account, we begin calculating the daily Retirement Protection Account Fee amount on the day after the Issue Date.  If you make an allocation to the Retirement Protection Account after the Issue Date, we begin calculating the daily Retirement Protection Account Fee amount on the day after we add your Additional Purchase Payment to the contract, or the day after we process your request to Transfer Account Value into the Retirement Protection Account.

If on a Quarterly Anniversary the Retirement Protection Account Value is less than the Retirement Protection Account Fee, we deduct any remaining Retirement Protection Account Value to cover the Retirement Protection Account Fee and reduce the Retirement Protection Account Value to zero.  If this deduction occurs during the Income Phase, Lifetime Income Payments continue even though we no longer assess or deduct the Retirement Protection Account Fee.

If you Transfer the total Retirement Protection Account Value into another Account, or if you withdraw the total Retirement Protection Account Value, we first deduct the total accrued Retirement Protection Account Fee as of the end of the Business Day we process the Transfer or Withdrawal and then process the Transfer or Withdrawal.

If the contract terminates due to death, we deduct the final Retirement Protection Account Fee from the Retirement Protection Account Value before calculating the Quarterly Value Death Benefit.

We reserve the right to change the Retirement Protection Account Fee on each Quarterly Anniversary, subject to the Maximum Retirement Protection Account Fee.  If we increase the Retirement Protection Account Fee, we will send you advance written notice.

Withdrawals

Partial Withdrawals
The maximum Partial Withdrawal amount you can request from the Retirement Protection Account is equal to the total Retirement Protection Account Value minus the total accrued Retirement Protection Account Fee as of the end of the Business Day we process the Withdrawal.

Quarterly Anniversary Value

We calculate the Quarterly Anniversary Value for the Benefit Base until the Benefit Election Date and for the Quarterly Value Death Benefit until the Quarterly Value Death Benefit terminates.

On the Issue Date, the Quarterly Anniversary Value is equal to the Initial Purchase Payment received and allocated to the Retirement Protection Account.

At the end of each Business Day we:
•
increase the Quarterly Anniversary Value by the amount of any Additional Purchase Payments received and allocated to the Retirement Protection Account that day and the amount of any Account Value transferred into the Retirement Protection Account that day; and

•
reduce the Quarterly Anniversary Value by the greater of the percentage or dollar amount of Retirement Protection Account Value withdrawn or transferred that day.  Withdrawals include Lifetime Income Payments and Excess Withdrawals, but do not include amounts withdrawn for Transfer Fees, the Contract Maintenance Charge, or the Retirement Protection Account Fee.

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Quarterly Anniversary Value continued from the previous page

On each Quarterly Anniversary before the End Date, the Quarterly Anniversary Value is equal to the greater of its value or the Retirement Protection Account Value, both determined at the end of the prior Business Day.  On and after the End Date, we no longer make this comparison.  The End Date is the earlier of the older Covered Person’s Latest Birthday shown on the Contract Schedule, or the Business Day we first receive a Valid Claim from any one Beneficiary.

Benefit Base

We base the initial annual maximum Lifetime Income Payment and the Retirement Protection Account Fee on the Benefit Base.

On the Issue Date and on each Business Day before the Benefit Election Date, the Benefit Base is equal to the Quarterly Anniversary Value.

On the Benefit Election Date, we compare the Benefit Base to the Retirement Protection Account Value using the values determined at the end of the prior Business Day.  If the Retirement Protection Account Value is greater than the Benefit Base, we increase the Benefit Base to equal this value.

On and after the Benefit Election Date, the Benefit Base only changes if we increase the annual maximum Lifetime Income Payment through the automatic annual payment increases feature, you take an Excess Withdrawal, or you Transfer the total Retirement Protection Account Value into another Account.

An Excess Withdrawal reduces the Benefit Base by the greater of the percentage or dollar amount of Retirement Protection Account Value withdrawn, determined at the end of the Business Day we process the Withdrawal.

An automatic annual payment increase may increase or decrease the Benefit Base.  If you receive an annual payment increase, we change the Benefit Base to equal the Retirement Protection Account Value at the end of the Business Day before the current Benefit Anniversary.

Any change in the Benefit Base changes the amount of the Retirement Protection Account Fee calculated and accrued for that day.

Lifetime Income Payments

How Lifetime Income Payments begin
You, as the Owner, can begin Lifetime Income Payments by providing an Authorized Request. However, Lifetime Income Payments are not available if the initial annual maximum Lifetime Income Payment on the Benefit Election Date is less than the Minimum Lifetime Income Payment shown on the Contract Schedule, or all original Covered Persons no longer qualify as a Covered Person as stated in the Covered Person definition. The Benefit Election Date is the date we receive your Authorized Request.  On the Benefit Election Date, all Covered Persons must meet the Exercise Ages shown on the Contract Schedule.   Lifetime Income Payments begin on the Payment Date. The Payment Date must meet the Payment Date Requirements shown on the Contract Schedule.

Before the Benefit Election Date or Annuity Date, if the Retirement Protection Account Value is reduced to zero for any reason other than a Withdrawal or Transfer of the total Retirement Protection Account Value into another Account, and your Benefit Base is positive, we begin making annual maximum Lifetime Income Payments to you once all Covered Persons meet the Exercise Ages.

•

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How Lifetime Income Payments begin (continued)
Beginning on the Benefit Election Date, the following applies.
•	You can only change the ownership of the contract if you selected joint Lifetime Income Payments, and:
-      an Owner dies, and the spouse continues the contract; or
-	you remove a Covered Person from the contract who is also an Owner. In this case, the remaining Covered Person must become the new sole Owner.
•	Each Lifetime Income Payment and Excess Withdrawal reduces the Retirement Protection Account Value.

How we calculate Lifetime Income Payments
On the Benefit Election Date, we base the initial annual maximum Lifetime Income Payment on the Benefit Base and the payment percentage. We determine the payment percentage by using the Annual Maximum Lifetime Income Payment Table shown on the Contract Schedule and the Current Treasury Rate that is in effect when we receive your Authorized Request for Lifetime Income Payments.

The annual maximum Lifetime Income Payment is the amount you are entitled to, but you can choose to take less than this amount. The amount you request to receive each Benefit Year is the annual actual Lifetime Income Payment.  On the Benefit Election Date and on each subsequent Benefit Anniversary, each actual Lifetime Income Payment for the Benefit Year is equal to the annual actual Lifetime Income Payment divided by the number of payments you selected to receive each year.  If the Payment Date does not fall on a Business Day, we make the payment to you on the next Business Day. The initial actual Lifetime Income Payment must either be zero or meet the Minimum Lifetime Income Payment.  Any part of the annual maximum Lifetime Income Payment that you do not withdraw in a given Benefit Year is not added to the annual maximum Lifetime Income Payment available the next Benefit Year.

While the Retirement Protection Account Value is greater than zero, you can change the frequency and/or amount of Lifetime Income Payments on each Benefit Anniversary for the following Benefit Year.  You must provide notice of any requested change to the frequency and/or amount of actual Lifetime Income Payments at least 30 days before the Benefit Anniversary.  We change the payment frequency and/or amount on the Benefit Anniversary and the change remains in effect until the Benefit Anniversary you request another change to the actual Lifetime Income Payments.  You cannot change the frequency or amount of Lifetime Income Payments on or after the Business Day the Retirement Protection Account Value is reduced to zero.

An Excess Withdrawal reduces next year’s annual maximum Lifetime Income Payment on the Benefit Anniversary that occurs after the Excess Withdrawal.  For each Excess Withdrawal, we reduce the annual maximum Lifetime Income Payment by the same percentage that we reduced the Benefit Base. If Excess Withdrawals reduce the annual maximum Lifetime Income Payment to less than the Minimum Lifetime Income Payment, we either Transfer the total remaining Retirement Protection Account Value, minus any Retirement Protection Account Fee, into your other Account, or we send this amount to you, as follows.
•
If your other Account’s value is greater than zero, we Transfer this amount into your other Account, Lifetime Income Payments stop, the Income Phase, the Quarterly Value Death Benefit, and this rider all terminate.

•	If your other Account’s value is zero, we send this amount to you and we consider this a Full Withdrawal of the Contract Value, and the contract terminates.

We deduct each actual Lifetime Income Payment and any Excess Withdrawal proportionately from the Retirement Protection Account Investment Options.

When a Lifetime Income Payment is due, if the Retirement Protection Account Value is greater than zero, but less than the actual Lifetime Income Payment, we credit the Retirement Protection Account Value with (a) – (b), where:
(a)	is the actual Lifetime Income Payment; and
(b)	is the Retirement Protection Account Value immediately before we make the actual Lifetime Income Payment.
We then make the actual Lifetime Income Payment and reduce the Retirement Protection Account Value to zero.

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Lifetime Income Payments continued from the previous page

How we calculate Lifetime Income Payments (continued)
While you are receiving Lifetime Income Payments, if the Retirement Protection Account Value is reduced to zero for any reason other than an Excess Withdrawal or Transfer of the total Retirement Protection Account Value into another Account then:
•	You can no longer request to receive less than the maximum Lifetime Income Payment.
•	You can no longer change the frequency of the Lifetime Income Payments.
•	You continue to receive the maximum Lifetime Income Payment at the frequency you previously selected.

Automatic Annual Payment Increases to the Lifetime Income Payments
On each Benefit Anniversary before the older Covered Person’s Latest Birthday, we may change the annual maximum Lifetime Income Payment.

First, we adjust the annual maximum Lifetime Income Payment from the prior Benefit Anniversary, or Benefit Election Date in the case of the first Benefit Anniversary, for any Excess Withdrawal taken during the prior Benefit Year.

Then, we increase this adjusted annual maximum Lifetime Income Payment to equal the result of the Retirement Protection Account Value at the end of the prior Business Day multiplied by the greater of:
•	the payment percentage established on the prior Benefit Anniversary, or Benefit Election Date in the case of the first Benefit Anniversary; or
•	the payment percentage based on the Current Treasury Rate that is in effect on the Benefit Anniversary, if this result is greater.

If you are receiving less than the annual maximum Lifetime Income Payment, we increase the actual Lifetime Income Payment if you chose to receive a percentage of the annual maximum, but not if you chose to receive a specific dollar amount.

Automatic annual payment increases are no longer available on or after the Business Day the Retirement Protection Account Value is reduced to zero.

Annuity Payments

Annuitization
You are required to begin Annuity Payments on the Scheduled Annuity Date unless the Contract Value has been reduced to zero.  If you have begun receiving Lifetime Income Payments, the Contract Value is positive, and you choose to take Annuity Payments under either Annuity Option 1 or 3, we make the following guarantees.

If you selected single Lifetime Income Payments and you choose Annuity Option 1 - Life Annuity where the sole Annuitant is the sole Covered Person, then the Annuity Payments are equal to the greater of:
•	the Option 1 annual payment based on the terms of the contract; or
•	the current annual maximum Lifetime Income Payment available to you.

If you selected joint Lifetime Income Payments and you choose Annuity Option 3 - Joint and Last Survivor Life Annuity with payments to continue at a level of 100% to the surviving Joint Annuitant and the Joint Annuitants are the Joint Covered Persons, then the Annuity Payments are equal to the greater of:
•	the Option 3 annual payment based on the terms of the contract; or
•	the current annual maximum Lifetime Income Payment available to you.

The Annuity Payments must meet the Minimum Annuity Payment shown on the Contract Schedule.

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Death Benefit

Quarterly Value Death Benefit
Before the Annuity Date, the Quarterly Value Death Benefit is the greater of (a) or (b), minus any Premium Tax paid by us.
(a)	The Retirement Protection Account Value.
(b)	The Quarterly Anniversary Value.

Any part of the Death Benefit that is in the subaccounts remains there until distributed.

For multiple Beneficiaries, we determine the Quarterly Anniversary Value for each surviving Beneficiary’s portion of the Death Benefit at the end of the Business Day we receive the first Valid Claim from any one Beneficiary.  We determine the Retirement Protection Account Value for each surviving Beneficiary’s portion of the Quarterly Value Death Benefit at the end of the Business Day we receive his or her Valid Claim.

Continuation of the contract by the surviving spouse
If an eligible surviving spouse chooses to continue the contract instead of receiving payment of the Death Benefit, we adjust the Retirement Protection Account Value to equal the Quarterly Value Death Benefit if that amount is greater. We make that change at the end of the Business Day we receive a Valid Claim.

Conditions for Termination of the Quarterly Value Death Benefit
The Quarterly Value Death Benefit terminates on the earliest of the following.
•	The Business Day before the Annuity Date.
•	On and after the Benefit Election Date, the Business Day that the Quarterly Anniversary Value and the Retirement Protection Account Value are both zero.
•	The Business Day that the contract terminates.

Ownership

Assignment of this contract
Any existing contract assignment must be removed before you begin Lifetime Income Payments.  We may make exceptions to the removal of a contract assignment in order to comply with applicable law.

General Provisions

Termination of the Income Phase
The Income Phase and Lifetime Income Payments terminate on the earliest of the following.
•	The Benefit Anniversary if the annual maximum Lifetime Income Payment is less than the Minimum Lifetime Income Payment.
•	The Business Day the Retirement Protection Account Value is reduced to zero and all original Covered Persons no longer qualify as a Covered Person as stated in the Covered Person definition.
•	The date of death of the last surviving Covered Person.
•	The Business Day that this rider terminates.

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General Provisions continued from the previous page

Termination of this rider
This rider terminates on the earliest of the following.
•	On and after the earliest of the Benefit Election Date, the older Covered Person’s Latest Contribution Birthday, or the older Owner's Latest Contribution Birthday:
-	the Business Day you Transfer the total Retirement Protection Account Value into another Account, or
-	the Business Day we process your request for a Full Withdrawal of the total Retirement Protection Account Value, excluding a Full Withdrawal caused by a Lifetime Income Payment.
•	The Business Day before the Annuity Date.
•	Upon the death of an Owner (or Annuitant if the Owner is a non-individual), the end of the Business Day we receive a Valid Claim from each Beneficiary.
•	The Business Day that the contract terminates.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of North America
[                                                                                                           ]
Gretchen Cepek                                                          Walter White
Secretary                                                       President

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